Exhibit 4(gg)

Appendix A

Portfolios and Fees

Portfolio	Advisory Fee (as a percentage of average daily net assets)
BlackRock Midcap Index Fund	0.02%
BlackRock MSCI World Index Fund	0.05%

Appendix A, dated May 13, 2015

A-1